                                                                   EXHIBIT 10.29







                              PROMOTION AGREEMENT


                                    BETWEEN


                                MGI PHARMA, INC.


                                      AND


                          SCHEIN PHARMACEUTICAL, INC.



                                     DATED


                                 MARCH 11, 1997

                               TABLE OF CONTENTS

Article 1   INTRODUCTORY PROVISIONS ......................................... 1
            1.1  Defined Terms .............................................. 1
            1.2  Other Rules of Interpretation .............................. 3

Article 2   REPRESENTATIONS AND WARRANTIES .................................. 4
            2.1  Schein Warranties .......................................... 4
            2.2  MGI Warranties ............................................. 4

Article 3   APPOINTMENT OF MGI .............................................. 4
            3.1  Appointment of MGI ......................................... 4
            3.2  Exclusivity and Retained Rights ............................ 5
            3.3  Covenant ................................................... 5
            3.4  Rights of the Parties ...................................... 5
            3.5  Additional Product ......................................... 5

Article 4   MANAGEMENT OF PROMOTION ......................................... 6
            4.1  Establishment of Marketing and Development
                 Committee .................................................. 6
            4.2  Functions of the Committee ................................. 6
            4.3  Preparation and Submission of Development and
                 Marketing Plans ............................................ 7
            4.4  Dispute Resolution ......................................... 7
            4.5  Contact Person ............................................. 7

Article 5   PRODUCT DEVELOPMENT ............................................. 8
            5.1  Product Development ........................................ 8
            5.2  Costs of Product Development ............................... 8
            5.3  Overall Development Responsibility ......................... 8

Article 6   MANUFACTURE, DISTRIBUTION AND REGULATORY MATTERS ................ 8
            6.1  Manufacture, Supply and Distribution of Product ............ 8
            6.2  Pricing .................................................... 8
            6.3  Regulatory Compliance ...................................... 8
            6.4  Product Recall ............................................. 9

Article 7   PROMOTIONAL ACTIVITIES  ......................................... 9
            7.1  Promotional Obligation ..................................... 9
            7.2  Training ................................................... 9
            7.3  Promotional Materials ......................................10
            7.4  Advisory Board .............................................10

                                       i
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
            7.5  Conduct of MGI Sales Force  ................................10
            7.6  Overall Marketing Responsibility ...........................11
            7.7  Costs of Co-Promotion ......................................11
            7.8  Reports on Promotional Activities ..........................11

Article 8   JOINT OBLIGATIONS ...............................................11
            8.1  Assistance and Notifications to Other Party ................11
            8.2  Market Surveys .............................................12
            8.3  Withdrawal of Product ......................................12

Article 9   COMPENSATION ....................................................12
            9.1  Determination of Profits ...................................12
            9.2  Promotion Fee ..............................................13
            9.3  Payments and Sales Reports .................................14
            9.4  Books and Records ..........................................14

Article 10  INDEMNIFICATION .................................................15
            10.1  Indemnification by MGI ....................................15
            10.2  Indemnification by Schein .................................16
            10.3  Insurance .................................................17
            10.4  Survival ..................................................17

Article 11  CONFIDENTIALITY AND NON-HIRE ....................................17
            11.1  Non-Use and Non-Disclosure ................................17
            11.2  Marking ...................................................17
            11.3  Exclusions ................................................17
            11.4  Duration; Surviving Obligation ............................18
            11.5  Prior Agreements ..........................................18
            11.6  Non-Hire Obligation .......................................18

Article 12  TERM AND TERMINATION ............................................19
            12.1  Term ......................................................19
            12.2  Termination for Cause .....................................19
            12.3  Termination for Withdrawal of the Product .................19
            12.4  Rights and Obligations on Termination or Expiration .......20
            12.5  No Compensation ...........................................21

Article 13  GENERAL PROVISIONS ..............................................21
            13.1  Entire Agreement  .........................................21
            13.2  LIMITATION OF LIABILITY ...................................21
            13.3  Assignment ................................................21
            13.4  Amendment .................................................21
            13.5  Severability ..............................................21
            13.6  Notices ...................................................22

            13.7  Waiver ....................................................22
            13.8  Counterparts ..............................................23
            13.9  Governing Law .............................................23
            13.10 Force Majeure .............................................23
            13.11 Relationship ..............................................23

                              PROMOTION AGREEMENT

     THIS AGREEMENT is made as of March 11, 1997 (the "Effective Date") and between MGI PHARMA, INC. ("MGI"), 300E Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343-9667 and Schein Pharmaceutical, Inc. ("Schein"), 100 Campus Drive, Florham Park, NJ 07932.

                                    Recitals
                                    --------

     A. MGI acquires, develops and markets pharmaceuticals that it believes address currently unmet medical needs or significantly improve upon current therapies and has experience in promoting pharmaceuticals for oncological indications.

     B. Schein has certain rights and know-how relating to the Product (as hereinafter defined) and is currently manufacturing and marketing the Product.

     C. The intent of this Promotion Agreement is to increase sales of the Product in the oncology sector in the U.S. by using MGI's experience. MGI desires to co-promote the Product in the oncology sector in the United States, and Schein desires to grant to MGI the right, which shall be exclusive as to third parties and semi-exclusive as to Schein, to co-promote the Product in such field and territory, all upon the intent, terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto have agreed as follows:

ARTICLE 1      INTRODUCTORY PROVISIONS
               -----------------------

1.1  Defined Terms.  The following terms, when used in capitalized form in this
     -------------
Agreement, shall have the meanings set forth below:

     (a) "Accounts and Physicians" shall mean those accounts and physicians which are on the agreed list for MGI's promotional efforts hereunder, as determined by the Committee and to be attached hereto as Exhibit A.

     (b) "Affiliate" when used with reference to either party shall mean any entity controlling, controlled by or under common control with the said party. For purposes hereof, "control" shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for the election of directors, in the case of a corporation, and more than fifty percent (50%) of the beneficial interest in the capital, in the case of a business entity other than a corporation.

     (c) "Best Efforts" shall mean those efforts that would be made by a reasonably prudent business person acting in good faith, in the exercise of reasonable commercial judgment and in a manner consistent with the applicable party's overall business strategy.

     (d)  "Committee" shall have the meaning set forth in Section 4.1 hereof.

     (e) "Confidential Information" shall mean all proprietary or confidential information of a party, including, without limitation, any information on the markets, customers, suppliers, patents or patent applications, inventions, products, procedures, designs, formulas, business plans, financial projections, organizations, employees or consultants or any other similar aspects of a party's present or future business, the secrecy of which confers a competitive advantage upon that party.

     (f) "Co-Promotion Date" shall mean the date on which MGI commences co-promoting hereunder. MGI shall give Schein written notice of such date.

     (g) "Cost of Goods" shall mean Schein's current manufacturing costs for the Product, accounted for in accordance with full absorption costing and Generally Accepted Accounting Principles, consistently applied.

     (h) "Development Plans" shall have the meaning set forth in Section 4.3 hereof.

     (i) "DMF" shall mean the Drug Master File required to manufacture, market and sell the Product in bulk form in the United States.

     (j)  "FDA" shall mean the United States Food and Drug Administration.

     (k) "Field" shall mean use in the treatment of anemia in connection with oncology.

     (l)  "Incremental Sales Volume" shall mean ***


     (m)  "Marketing Plan" shall have the meaning set forth in Section 4.3.

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (n) "Net Sales" shall mean the invoiced amount billed to independent third parties by Schein (but not including invoices relating to transactions between Schein and its Affiliates) with respect to the Product in the Territory, less trade discounts, chargebacks, terms, administrative fees, credits or allowances including those granted on account of price adjustments, returns or rebates, if any, incurred or granted.

     (o)  "Net Oncology Sales" shall mean ***



     (p) "NDA" shall mean the new drug application required to manufacture, market and sell Product in finished dosage form in the United States.

     (q) "Product" shall mean that injectable iron product known as InFeD (iron dextran for injection, USP).

     (r)  "Profits" shall mean ***


     (s)  "Territory" shall mean the United States.

1.2  Other Rules of Interpretation.   Unless the context clearly indicates
     -----------------------------
otherwise, the following rules shall govern the interpretation of this
Agreement:

     (a) The definitions of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms;

     (b)  All references herein to "days" shall mean calendar days;

     (c)  All references to "quarters" shall mean calendar quarters; and

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (d) All references to "Sections" shall mean the corresponding Sections of this Agreement and all references to "Articles" shall mean the corresponding Articles of this Agreement.

ARTICLE 2 REPRESENTATIONS AND WARRANTIES
          ------------------------------

2.1  Schein Warranties.  Schein represents and warrants to MGI that:
     -----------------

     (a)  it has the legal right and power to enter into this Agreement;

     (b) it has taken all necessary corporate action to authorize and perform this Agreement;

     (c) it has not entered into any inconsistent prior obligations that would impair the rights being granted to MGI hereunder; and

     (d) it knows of no third party claims that would challenge or impair the exercise of the rights granted to MGI herein.

2.2  MGI Warranties.   MGI represents and warrants to Schein that:
     ---------------

     (a)  it has the legal right and power to enter into this Agreement;

     (b) it has taken all necessary corporate action to authorize and perform this Agreement;

     (c) it has not entered into any inconsistent prior obligations that would impair its ability to perform its obligations hereunder; and

     (d) it knows of no third party claims that would challenge or impair its ability to perform its obligations hereunder.

ARTICLE 3 APPOINTMENT OF MGI
          ------------------

3.1  Appointment of MGI.  Schein hereby appoints MGI, and MGI hereby accepts
     ------------------
such appointment, as its exclusive agent to detail and promote the Product in the Field within the Territory during the term of the Agreement. The parties acknowledge and agree that MGI shall be entitled to promote the Product to any physician who treats anemia in oncology patients, whether such physician is a generalist or a radiologist, oncologist, hematologist or other specialist. The parties further acknowledge and agree that the rights granted herein shall not preclude Schein from detailing and promoting the Product in the Field within the Territory.

3.2  Exclusivity and Retained Rights.  Schein shall not grant the right to
     -------------------------------
promote Product in the Field and in the Territory to any other entity during the term of the Agreement. Except as otherwise expressly provided in this Agreement, Schein shall be responsible for maintaining (or, to the extent permissible under existing contracts with third parties, causing such third parties to maintain) all rights in and to the Product including, but not limited to, the NDA for the Product, the Drug Master File for the Product, and all manufacturing, distribution, patent, copyright and trademark rights relating to the Product.

3.3  Covenant.  During the term of this Agreement and for the twelve (12) month
     --------
period following expiration or termination of this Agreement, MGI shall not prepare product registrations or conduct research or development, license, promote or market any injectable iron products, other than the Product, in the Territory.

3.4  Rights of the Parties.  Schein shall retain all proprietary and property
     ---------------------
interests in the Product until the point of sale and in all supporting sales, promotional and training materials. MGI will not have nor represent that it has any control over, or proprietary or property interests in, the Product or in any sales, promotional or training materials. Nothing contained herein shall be deemed to grant MGI, either expressly or impliedly, a license or other right or interest in any patent, trademark or other intellectual property of Schein or its Affiliates except as may be necessary for MGI to promote and detail the Product as provided in this Agreement. MGI acknowledges that Schein shall retain all copyrights in and to all sales, promotional and training materials created or used in connection with the promotion of the Product.

3.5  Additional Products.  During the term of this Agreement, including any
     ------------------
extensions or renewal terms, Schein shall promptly inform MGI if it develops any other injectable iron products for use in the Field ("Additional Products") and shall further notify MGI in writing whether Schein intends to market any Additional Product itself or to co-promote the Additional Product with a third party. If Schein intends to market such Additional Product exclusively itself, or license or otherwise transfer ownership or distribution rights to a third party at any time (including a co-promotion right as set forth below), MGI shall have the right to terminate this Agreement upon ninety (90) days' written notice to Schein and MGI shall be entitled to post-termination compensation as set forth in Section 9.1. Such termination shall not be deemed a breach of this Agreement. If Schein intends to co-promote such Additional Product with a third party, MGI shall have an exclusive right of first negotiation with respect to such rights to such Additional Product, exercisable upon written notice to
Schein not later than thirty (30) days after receipt of Schein's notice.   If
MGI so exercises such right of first negotiation, the parties shall negotiate in good faith for a period of ninety (90) days the terms of such co-promotion.

ARTICLE 4      MANAGEMENT OF PROMOTION
               -----------------------

4.1  Establishment of Marketing and Development Committee.  Within fifteen (15)
     ----------------------------------------------------
days of the Effective Date, the parties shall establish a Marketing and Development Committee (the "Committee"), composed of six (6) members, three (3) representatives chosen by Schein and three (3) representatives chosen by MGI. Such individuals shall be chosen from the party's senior management team, and shall have expertise in marketing and sales, business and/or medical and
clinical affairs.   The Chair of the Committee shall be a representative of
Schein. The first meeting of the Committee shall be held not more than 30 days after the Effective Date. Thereafter, the Committee will meet quarterly, or
more or less often as the Committee determines to be appropriate.   Such
meetings shall be in person, or by telephone if mutually acceptable by the parties, and will be scheduled at mutually convenient times. If the meeting is in person, it shall be held in a place alternately selected by Schein and MGI. Each party will bear its own costs for attendance at Committee meetings. All decisions of the Committee must be made by an affirmative vote of a majority of all voting members of the Committee. Any disputes within the Committee will be resolved pursuant to Section 4.4.

4.2  Functions of the Committee.  The responsibilities of the Committee shall be
     --------------------------
to establish projections, detailing goals, marketing plans, promotional and clinical programs and to make other plans and take such other actions as may be agreed by the parties. In particular, the Committee will:

     (a)  establish guidelines to govern the promotion of Product by MGI;

     (b) review, comment upon and approve each Development Plan and Marketing Plan (subject to Schein's final approval);

     (c) monitor whether third party or governmental actions (e.g. third party publication, labeling changes including FDA mandated labeling changes or label changes that expand indications for Product usage in the Field, new discovery, new product on the market, industry or medical guidelines for expanded usage of the Product in the Field, infringement of trademark rights) are having, or are likely to have, a material effect on Net Sales or Profits for the Product and suggest adjustments to the Marketing Plan and/or recommend to the parties amendments to this Agreement to respond to such third party or governmental actions;

     (d) develop and update, on a quarterly basis, a rolling 12 month forecast of projected unit sales of the Product in the Field and the Territory and estimated Profits and Incremental Sales Volumes for the Territory. Such forecasts shall be made to assist Schein in planning its Product production and shall be non-binding; and

     (e) approve the proposed list of Accounts and Physicians and determine which Accounts and Physicians have a high potential for prescribing the Product in the Field, to be attached hereto as part of Exhibit A, which may be changed from time to time in writing upon the mutual agreement of the parties hereto.

4.3  Preparation and Submission of Development and Marketing Plans.  The
     -------------------------------------------------------------
Committee shall prepare and adopt a development plan (the "Development Plan") and a marketing plan (the "Marketing Plan") for each calendar year during the term of this Agreement. The Development Plan shall set forth the development strategy for the Product, including proposed clinical trials and protocols and other development activities to be performed by each of the parties during such calendar year and timetables for each activity. The Marketing Plan shall set forth the marketing strategy and tactics to be used in promoting the Product in the Field and in the Territory for such calendar year. The first draft of each Development Plan and Marketing Plan shall be prepared by Schein, after consultation with MGI. Through the Committee, Schein shall consult with MGI on the Development Plans and Marketing Plans, and MGI shall have the right to review and comment on such plans, particularly with respect to clinical study design and placement. Final decisions on the Development Plans and Marketing Plans will be made by Schein in a manner that is not arbitrary and is consistent with the intent and goals of the parties as set forth in this Agreement.

4.4  Dispute Resolution.  In the event of a disagreement between the parties as
     ------------------
to any matters within the scope of the responsibilities of the Committee, the Committee will, diligently and in good faith, seek to resolve the matter in dispute. Any dispute which the Committee is unable to resolve, despite its good faith efforts, within thirty (30) days of first being addressed or any dispute between the parties arising under Section 9.1 of the Agreement shall be promptly referred to the President of MGI and the President, Retail and Specialty Products Division of Schein who will discuss and use their Best Efforts to resolve such dispute.

4.5  Contact Person.  MGI and Schein shall each appoint an individual to serve
     --------------
as a primary contact to communicate to the other with respect to day-to-day issues of performance of the parties' obligations under this Agreement. Such contact persons shall serve as ex-officio members of the Committee if not appointed thereto.

ARTICLE 5      PRODUCT DEVELOPMENT
               -------------------

5.1  Product Development.  Schein may conduct additional clinical studies with
     -------------------
respect to the Product, in order to support marketing of the Product in the Field; provided, that, Schein shall spend no less than one hundred thousand dollars ($100,000) in each of the first two years after the Effective Date for clinical studies for Products in the Field. Schein shall consult with MGI and seek the advice of MGI with respect to all such studies. It is understood and agreed that any clinical trials relating to the Product that are being conducted as of the Effective Date are outside of the scope of this Section 5.1.

5.2  Costs of Product Development.  Schein shall bear all of its costs and
     ----------------------------
expenses, and all of MGI's out-of-pocket costs and expenses related to additional clinical development of the Product; provided that such costs and expenses are pre-approved in writing by Schein. MGI shall bear its own internal costs related to such development.

5.3  Overall Development Responsibility.  Except as explicitly set forth in this
     ----------------------------------
Agreement, Schein shall be responsible for all development activities relating to Product, including, but not limited to, all clinical studies and regulatory matters.

ARTICLE 6      MANUFACTURE, DISTRIBUTION AND REGULATORY MATTERS
               ------------------------------------------------

6.1  Manufacture, Supply and Distribution of Product.  Schein shall manufacture
     -----------------------------------------------
the Product in accordance with good manufacturing practices as the same are or from time to time shall be established by applicable statute or regulation of the FDA and by the NDA. Schein shall use its Best Efforts to perform, or cause to be performed, all manufacturing, labeling, packaging, warehousing, maintenance of inventory, distribution, order entry, customer services and all other activities to supply and distribute the Product in order to fill the orders generated by the activities of MGI hereunder. MGI will promptly forward to Schein any Product orders that it may receive. All orders for the Product are subject to acceptance by Schein, in whole or in part.

6.2  Pricing.  The decision on selling price, discounts and rebates for the
     -------
Product shall be that of Schein. If Schein intends to increase or decrease the listed selling price, it shall notify MGI simultaneously with notice to its sales force.

6.3  Regulatory Compliance.  Unless otherwise required by law, Schein will
     ---------------------
retain exclusive authority and responsibility for complying with all regulatory requirements and maintaining all government agency contacts relating to the

Product, including, but not limited to, maintaining and updating the NDA for the Product; the development and submission of regulatory filings regarding new indications (if any, and at its sole discretion); the reporting of any adverse drug reactions to the FDA; the filing of promotional materials with the FDA; and the payment of Medicaid and other governmental rebates which in Schein's sole judgment are due and owing. All Product complaints shall be handled in accordance with the "Complaint Handling Procedures" attached hereto as Exhibit B.

6.4  Product Recall.  In the event that (i) Schein determines that an event,
     --------------
incident or circumstance has occurred which may result in the need for a recall or other removal of the Product or any lot or lots thereof from the market in the Territory, (ii) the FDA requires a recall of the Product or (iii) the FDA requires distribution of a "Dear Doctor" letter, Schein shall promptly advise MGI with respect thereto. With respect to (i), Schein shall, in its sole discretion, have the right to order a recall or other removal after such notification. With respect to (ii) and (iii), Schein shall order such recall or distribute such "Dear Doctor Letter" after such notification. Schein shall bear all costs associated with any actions taken pursuant to this Section 6.4.

ARTICLE 7      PROMOTIONAL ACTIVITIES
               ----------------------

7.1  Promotional Obligation.   MGI shall use its Best Efforts to promote the
     ----------------------
Product in the Field and in the Territory to the Accounts and Physicians, consistent with the parties' marketing plan. MGI shall use Best Efforts to meet the annual detailing requirements set forth in Exhibit A. MGI further agrees to use its Best Efforts to make at least *** of the required detail calls in the primary position to those Accounts and Physicians which the Committee determines may have a high potential for prescribing the Product in the Field. The Committee may, from time to time, approve a different proportion of required details or a different call position to such group of high potential prescribers.

7.2  Training.  Schein will provide adequate training to MGI's sales force prior
     --------
to the commencement of promotion by MGI. The initial training will take place at either MGI's facilities or another agreed upon location and will be scheduled so as to have the training of the MGI sales force completed not later than ninety (90) days after the Effective Date. Subsequent to such initial training, Schein will invite the MGI sales force to attend any training sessions which are provided by Schein for the purpose of upgrading information relating to sales of the Product. It is understood that such subsequent training sessions (i) will be provided on an as-needed basis by Schein after discussions between MGI and Schein regarding the content and format of such sessions and (ii) are subject to the approval of the Committee. Schein and MGI shall each bear its respective out-of-pocket expenses incurred in connection


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with such training. Schein will supply members of the MGI sales force, without charge to MGI, with copies of adequate sales training material relating to Product.

7.3  Promotional Materials. Schein shall have the primary responsibility for
     ---------------------
developing promotional materials in the Field, in consultation with MGI. Schein shall coordinate development of such materials with advertising agencies. All promotional materials for use of the Product in the Field shall include MGI's
name and Schein's name, as practicable.   Promotional materials for use of the
Product outside of the Field shall include Schein's name only. Schein shall provide reasonable quantities of copies of its promotional materials for the Product, at no cost to MGI.

7.4  Advisory Board.  Schein will expand the medical education activities of its
     --------------
existing Advisory Board with respect to use of the Product in the Field. MGI shall have the right to attend all meetings of the Advisory Board that have oncologists in participation. As to any other sessions of the Advisory Board, MGI shall be able to so attend only upon Schein's previous approval which approval shall not be unreasonably withheld. MGI shall have the right to review and comment on the board's medical education activities, and shall have access to members of the board for speaker's bureau purposes and for other promotional activities for the Product in the Field and Territory. All expenses related to the activities of the Advisory Board will be borne by Schein except that MGI shall bear the costs of its attendance at Advisory Board meetings.

7.5  Conduct of MGI Sales Force.  In accordance with the Marketing Plan and the
     --------------------------
terms and conditions of this Agreement, and subject to the Federal Food, Drug and Cosmetic Act, all regulations promulgated pursuant thereto and any and all applicable state laws and regulations, MGI shall use its Best Efforts to direct its MGI sales force to detail the Product in the Field and the Territory to so persuade such appropriate physicians, to prescribe and use the Product. The MGI sales force shall conduct details and shall execute the programs set forth in the Marketing Plan. Schein may, from time to time and upon reasonable prior notice, request that a Schein employee be allowed to work jointly with the MGI sales force for certain details. Upon the authorization of MGI sales management, such authorization not to be unreasonably withheld, MGI will accommodate such request, provided that Schein shall be responsible for bearing all costs associated with its employee engaging in such activity. MGI shall cause its sales force, and all other employees, agents and representatives of MGI, to comply with all applicable laws, regulations and guidelines in connection with the marketing, advertising and promotion of the Product, including the Medicare/Medicaid Anti-Kickback Statute and the Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, including, without limitation, the Prescription Drug Marketing Act.

7.6  Overall Marketing Responsibility.  Except as explicitly set forth in this
     --------------------------------
Agreement, Schein shall be responsible for all marketing activities relating to the Product, including, but not limited to, all regulatory matters, communications with physicians and approval of all marketing materials and the substantive content of all marketing scripts.

7.7  Costs of Co-Promotion.  Except as otherwise expressly set forth in this
     ---------------------
Agreement, (i) the parties shall each bear the costs and expenses of their respective sales forces (including salaries, commissions and the like) and their own internal marketing costs and (ii) Schein and MGI shall share equally all other out-of-pocket expenses incurred in co-promoting the Product, excluding such sales force and internal marketing costs. Upon request, MGI and Schein shall provide each other with invoices and other written documentation in order to document such expenses. MGI will implement a bonus system for the Product for MGI's sales force that is proportional to MGI's total bonus system for its sales force, based on a ratio, the numerator of which is *** and the denominator of which is MGI's total details for such calendar year.

7.8  Reports on Promotional Activities.  MGI shall provide Schein with a
     ---------------------------------
quarterly written report of its promotional activities in the form set forth in Exhibit C hereto, such reports to be submitted no less often than forty-five
(45) days of the end of each calendar quarter.

ARTICLE 8 JOINT OBLIGATIONS
          -----------------

8.1  Assistance and Notifications to Other Party.  Each party agrees to provide
     -------------------------------------------
to the other reasonable assistance and to take actions reasonably requested by the other party that are necessary to enable the other party to comply with its obligations hereunder and with any law or regulation applicable to the Product, including, but not limited to, Schein's meeting its reporting and other obligations under Sections 6.3. and 6.4. Such assistance and actions shall include, among other things: (i) MGI promptly reporting to Schein adverse drug reactions of which it becomes aware, so as to permit Schein to meet its FDA reporting and other obligations in a timely fashion in accordance with Exhibit B; (ii) Schein carrying out any FDA-mandated notifications relating to the Product in accordance with Exhibit B; (iii) Schein immediately notifying MGI of any inquiry or other contact by the FDA or any other governmental agency or authority with Schein or its Affiliates relating to the Product, except that Schein will notify MGI only of such inquiries or contacts which may materially affect MGI's performance of its obligations relating to the Product under this Agreement or which may adversely affect Schein's ability to manufacture and supply the Product; and (iv) Schein promptly notifying MGI of any adverse drug

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

reactions to the Product or any regulatory action with respect to Product. Schein will make available to MGI all FDA-authorized procedures and forms necessary for MGI to meet its obligations hereunder.

8.2  Market Surveys.  Each party hereto may, at its discretion and expense,
     --------------
undertake such market surveys, research or analyses relating to the Product as it deems fit, and such surveys, research or analyses shall remain the property of the party undertaking same. Each party shall make such surveys, research and analyses specifically relating to the Product available to the other party at no cost to that other party. Schein may request that MGI undertake market surveys, research or analyses relating to the Product and MGI may, in its sole discretion, elect to undertake such surveys, research or analyses.

8.3  Withdrawal of Product.  Each party agrees to notify the other immediately
     ---------------------
of any pending or threatened event which may lead to withdrawal of Product from the market, including, without limitation: (i) actual or threatened regulatory action by the FDA or other governmental entity, including, but not limited to, the loss by Schein of any right necessary to market Product; or (ii) safety concerns relating to Product. The final decision as to whether to so withdraw Product shall be within Schein's sole discretion. In the event of such withdrawal of Product, the rights of the parties shall be governed by Section
12.3 hereof.

ARTICLE 9      COMPENSATION
               ------------

9.1  Determination of Profits.  The parties shall determine Profits for the
     ------------------------
Product for the applicable quarter as follows:

     (a) Prior to the Co-Promotion Date, the parties shall determine the quarterly baseline for Net Oncology Sales of the Product in the Field and in the Territory (the "Baseline"), as follows: ***


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (b) The intent of the parties is to share the Profits from all sales of Product to the Field, according to the percentages set forth in
          Section 9.2. ***

          Within sixty (60) days of the Effective Date, the parties shall use their Best Efforts to agree upon a more accurate multiplier ***. If such a multiplier is agreed upon, the parties shall amend this Agreement in writing as appropriate to implement the revised multiplier. If the parties fail to agree on a revised multiplier for determining Profits, the *** multiplier shall be used, until such time as the parties agree in writing to an alternative system for tracking Profits. In the event that either party determines that the definition of Net Oncology Sales or the provisions of Section 9.1 are operating in a materially unfair manner to such party according to the intent of this Agreement, the parties agree to attempt to resolve such unfairness according to the provisions of Section 4.4.

     (c) Incremental Sales Volume and Profits shall be determined using such Baseline and Net Oncology Sales figures. MGI shall be entitled to receive the portion of such Profits as provided in Section 9.2. ***


9.2  Promotion Fee.  Schein and MGI shall share *** the Profits for sales of
     -------------
the Product made during the first two years following the Co-Promotion Date. For sales of the Product made during any renewal terms or extensions of this Agreement, MGI shall receive *** of Profits up to the level of the Incremental Sales Volume achieved during the second year following the Co-Promotion Date, plus *** of the Profits above such level of Incremental Sales Volume. In addition, subject to Section 12.4(b), upon any termination or expiration of this Agreement, MGI shall be entitled to receive for


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

sales of Product made during the first twelve (12) months following such termination or expiration, a payment equal to *** of Profits that would have been payable to MGI hereunder had the Agreement not expired or been terminated, provided however that such payment shall not exceed an amount greater than *** times the total payments received by MGI from Schein in the twelve (12) month period immediately preceding the termination or expiration of this Agreement.

9.3  Payments and Sales Reports.  Schein shall pay MGI on a quarterly basis
     --------------------------
MGI's share of Profits for the quarter then ending. Schein shall make such quarterly payments within forty-five (45) days of the end of the applicable quarters. Each payment shall be accompanied by a report setting forth the basis for the payment, including the Profits, Incremental Sales Volume, Net Oncology Sales, Net Sales and Cost of Goods for such quarter, for the Product. Schein shall also provide MGI with (a) monthly report of actual sales of the Product in the Territory, including quarter-to-date sales and (b) detailed quarterly reports of actual sales of the Product in the Territory.

9.4  Books and Records.
     -----------------

     (a) Schein shall keep adequate and complete books and records related to the Product according to its internal record retention policy. Such books and records shall include all information necessary to verify the total amount and computation of the Net Oncology Sales, Net Sales, Cost of Goods, Incremental Sales Volume and Profits hereunder. Upon request, but no more than once per calendar year, Schein shall provide MGI with access, during regular business hours and upon reasonable prior notice, and subject to the confidentiality undertakings contained in this Agreement, to Schein's books and records relating to the Product solely for the purpose of verifying the accuracy of the calculations hereunder for the calendar year then ended.

     (b) MGI shall keep adequate and complete books and records related to its co-promotional activities hereunder for a period of not less than five
          (5) years following completion of the fiscal year in which such activities occurred. Such books and records shall include all information necessary to verify MGI's co-promotional activities hereunder. Upon request, but no more than once per calendar year, MGI shall provide Schein with access, during regular business hours and upon reasonable prior notice, and subject to the confidentiality undertakings contained in this Agreement, to MGI's books and records relating to its co-promotional activities solely for verifying such activities for the

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          calendar year then ended.

     (c) Such audit may be performed by the auditing party or by its independent auditors. If such audit shows any underpayment or overpayment, a correcting payment or refund, together with interest at the current prime lending rate established by leading New York banks as published in The Wall Street Journal shall be made within thirty
                          -----------------------
          (30) days of completion of such audit and submission of the results thereof, with details of the calculations included therein. The costs of such audit shall be borne by the auditing party; provided that the audited party shall reimburse the auditing party its actual out-of-pocket expenses of such audit, if such audit reveals any underpayment of amounts owing hereunder of more than Ten Thousand Dollars ($10,000) or five percent (5%), whichever is greater, for any period covered by such audit.

     (d) All information obtained in the course of such audits shall be deemed to be Confidential Information of the audited party, and in addition to the restrictions imposed by Article 11, the auditing party shall not be entitled to make copies of any of the books and records of the audited party nor to take such books and records (or any copies thereof) from the audited party's premises.

ARTICLE 10 INDEMNIFICATION
           ---------------

10.1 Indemnification by MGI.
     ----------------------

     (a) MGI hereby indemnifies and holds harmless Schein and its Affiliates (a "Schein Indemnified Party") from and against all liabilities, damages, losses, costs and expenses (including reasonable attorney's fees) arising out of: (i) claims, suits or proceedings brought by a third party arising out of the promotion of the Product by MGI hereunder, including, without limitation, the negligence, gross negligence or willful misconduct of MGI in connection with its promotion of the Product hereunder; or (ii) breach by MGI of its warranties, covenants or agreements made herein or any misrepresentation by MGI in or in connection with this Agreement.

     (b) Whenever a Schein Indemnified Party becomes aware of a claim, suit or proceeding as to which it believes it is entitled to indemnification under this Article 10, such Schein Indemnified Party shall give notice in writing to MGI, shall permit MGI to assume exclusive control of the defense or settlement of the matter, and shall provide, at the expense of MGI, all authority, information and assistance which MGI may reasonably request for purposes of such defense; notwithstanding the foregoing, MGI shall not settle, offer to settle or admit liability in any claim, action, suit or proceeding in which it controls the defense if such settlement, offer or admission could impose any liability on Schein without the written consent of an officer of Schein, which consent will not be unreasonably withheld. If a single law firm engaged by MGI would be subject to any material conflict of interest in representing one or more of such Parties, MGI shall not be required to waive such conflict and may, instead, request separate representation of the Schein Indemnified Party by an independent law firm at the expense of MGI. A Schein Indemnified Party may engage its own counsel, at its own expense, to monitor the defense of any such matter.

10.2 Indemnification by Schein.
     -------------------------

     (a) Schein hereby indemnifies and holds harmless MGI and its Affiliates (an "MGI Indemnified Party") from and against all liabilities, damages, losses, costs and expenses (including reasonable attorney's fees) arising out of: (i) claims, suits or proceedings brought by a third party arising out of the manufacture, advertising, promotion, use or sale of the Product by Schein, including, without limitation, products liability and intellectual property infringement (except to the extent subject to MGI's indemnification obligation under Section 10.1(a)); or (ii) breach of any warranty, covenant or agreement of Schein contained in this Agreement or any misrepresentation by Schein in or in connection with this Agreement.

     (b) Whenever an MGI Indemnified Party becomes aware of a claim, suit or proceeding as to which it believes it is entitled to indemnification under this Article 10, it shall give notice in writing to Schein, shall permit Schein to assume exclusive control of the defense or settlement of the matter, and shall provide, at the expense of Schein, all authority, information and assistance which Schein may reasonably request for purposes of such defense; notwithstanding the foregoing, Schein shall not settle, offer to settle or admit liability in any claim, action, suit or proceeding in which it controls the defense if such settlement, offer or admission could impose any liability on MGI without the written consent of an officer of MGI, which consent will not be unreasonably withheld. If a single law firm engaged by Schein would be subject to any material conflict of interest in representing one or more of such

          Parties, Schein shall not be required to waive such conflict and may, instead, request separate representation of the MGI Indemnified Party by an independent law firm at the expense of Schein. An MGI Indemnified Party may engage its own counsel, at its own expense, to monitor the defense of any such matter.

10.3  Insurance.  Each party shall obtain and maintain, at its sole expense,
      ---------
broad form comprehensive general liability insurance, including products liability in the case of Schein, in amounts which are commercially reasonable in light of such party's business and activities hereunder, but in no event less than $10 million, providing insurance coverage for claims and suits arising from the development, manufacture, promotion, use, distribution or sale of the Product, as appropriate, in the Territory.

10.4  Survival. The parties' obligations under this Article 10 shall survive the
      --------
termination of this Agreement for any reason.

ARTICLE 11     CONFIDENTIALITY AND NON-HIRE
               ----------------------------

11.1  Non-Use and Non-Disclosure.  Each party acknowledges and agrees that all
      --------------------------
the other party's Confidential Information is confidential and proprietary to the disclosing party. Each party shall not use or disclose to any third party the other party's Confidential Information without the other party's prior written consent for any purpose other than as permitted or required hereunder. Each party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors, sublicensees, or consultants of the other party's Confidential Information as it applies to the protection of its own Confidential Information.

11.2  Marking.  To be entitled to protection as Confidential Information, all
      -------
Schein or MGI documents containing that party's Confidential Information shall be appropriately and clearly marked as "Proprietary," "Secret," "Confidential," or other words to similar effect. If a disclosure of Confidential Information is made orally, as in a meeting, the disclosing party shall indicate the nature of that information at the time of its disclosure and shall confirm such designation in writing within ten (10) days of the date of such disclosure to the receiving party.

11.3  Exclusions.  Information shall not be considered Confidential Information
      ----------
hereunder if it:

     (a) was already in the possession of the receiving party prior to its receipt from the disclosing party, as shown by the receiving party's books and records;

     (b) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving party, provided, however, that Confidential Information shall not be deemed to have entered the public domain by reason of its having been filed with the FDA or any other applicable governmental agency;

     (c) is, or becomes, available to the receiving party from a source other than the disclosing party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing party with respect to it;

     (d) is made available on an unrestricted basis by the disclosing party to a third party unaffiliated with the disclosing party; or

     (e) is required to be revealed pursuant to law, provided, however, the receiving party which is under any such requirement of law shall give reasonable notice (pursuant to the provisions of Section 13.6) to the disclosing party of such requirement and shall cooperate with the disclosing party in reasonable legal efforts to limit or mitigate any such revelation so as to preserve the proprietary nature of any Confidential Information contained therein.

11.4  Duration; Surviving Obligation.  Each party's obligations of non-use and
      ------------------------------
non-disclosure of the other party's Confidential Information shall apply during the term of this Agreement and shall also survive for a period of five (5) years after its termination or expiration for any reason.

11.5  Prior Agreements.  The non-disclosure and non-use provisions of this
      ----------------
Agreement hereby supersede the provisions of the Confidential Disclosure Agreement dated November 5, 1996, provided, however, that this Article 11 shall be deemed retroactive to the effective date of the Confidential Disclosure Agreement.

11.6  Non-Hire Obligation. Each of Schein and MGI agrees that during the term of
      -------------------
this Agreement and for a period of one year after the termination of this Agreement for whatever reason, neither it nor any of its Affiliates shall, except with the prior written consent of the other party, offer employment to or employ any person in the other party's sales force if such person was involved in promoting the Product under this Agreement.

ARTICLE 12     TERM AND TERMINATION
               --------------------

12.1 Term.  Unless earlier terminated in accordance with Section 12.2 or 12.3,
     ----
this Agreement shall be in effect from the Effective Date until the second (2nd) anniversary of the Co-Promotion Date, and shall thereafter renew automatically for additional one (1) year periods unless either party provides the other party with one (1) year's advance written notice of its non-renewal of this Agreement.

12.2 Termination for Cause.
     ---------------------

     (a) Either party may terminate this Agreement at any time by giving notice in writing to the other party, which shall be effective immediately, if the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, or otherwise loses legal control of its business.

     (b) Schein may terminate this Agreement at any time by giving notice in writing to MGI, which shall be effective ninety (90) days after receipt thereof by MGI, if (i) MGI fails to meet at least ninety percent (90%) of its pro rata quarterly detailing requirements as set forth in Exhibit A for two (2) consecutive quarters or (ii) MGI meets less than one hundred percent (100%) but more than ninety percent (90%) of its pro rata quarterly detailing requirements as set forth in Exhibit A for two (2) consecutive quarters and thereafter fails to achieve such percentage of such detailing requirements for the two (2) immediately subsequent quarters so that MGI has met its aggregate detailing requirements for such four (4) quarter period.

     (c) Either party may terminate this Agreement at any time by giving notice in writing to the other party, if the other party is in material breach of this Agreement and has failed to cure such breach within thirty (30) days after its receipt of written notice of breach from the non-breaching party therefor, in the case of breach of any obligation to make payment as and when due hereunder, or within sixty
          (60) days of the receipt of written notice of breach from the non-breaching party in the case of any other material obligation hereunder.

12.3 Termination for Withdrawal of the Product.  This Agreement may be
     -----------------------------------------
terminated at any time, without advance notice by either party, if the Product is withdrawn from the market in the Territory pursuant to Section 6.4 above.

12.4 Rights and Obligations on Termination or Expiration.   If this Agreement is
     ---------------------------------------------------
terminated or expires for any reason, the parties shall have the following rights and obligations:

     (a) Termination or expiration of this Agreement shall not release either party from the obligation to make payment of all amounts then due and payable;

     (b) MGI shall be entitled to receive its share of Profits accruing prior to the effective date of such termination or expiration and for the one (1) year period thereafter, as set forth in Section 9.1 above; provided, however, that if Schein terminates this Agreement for (i) MGI's failure to meet at least ninety percent (90%) of its pro rata quarterly detailing requirements as set forth in Exhibit A for two (2) consecutive quarters or (ii) MGI's misbranding or misrepresentation of the Product or other action or failure to act by MGI, which misbranding, misrepresentation, action or failure to act has a material adverse impact on Net Sales in the Field, the following shall apply: (A) if MGI has made less than eighty percent (80%) of the detail calls required hereunder in the twelve (12) month period immediately preceding termination or if MGI has misbranded or misrepresented the Product or otherwise committed an act or failed to act, which misbranding, misrepresentation, action or failure to act has had a material adverse impact on Net Sales in the Field, MGI shall not be entitled to receive its share of Profits for such one (1) year period after termination, and (B) if MGI has made less than ninety percent (90%) but more than eighty percent (80%) of the detail calls required during such twelve (12) month period, MGI shall be entitled to receive its share of Profits for such one (1) year period, but such amount shall be reduced by one percent (1%) for each percentage by which MGI's actual detailing efforts are less than one hundred percent (100%) of MGI's detailing requirements for such period all in accordance with the provisions of Section 9.3;

     (c) Each party's respective obligations of non-use and non-disclosure under Article 11 shall survive as provided in Section 11.4;

     (d) Each party's respective obligations of indemnification under Article 10 (as provided in Section 10.3) and rights and obligations under
          Section 9.4 shall survive such termination or expiration of this Agreement; and

     (e) Upon any termination or expiration of this Agreement, MGI shall transfer and assign to Schein all of MGI's right, title and interest in and to any sales or promotional materials for the Product (including, without limitation, any copyrights therein) upon reimbursement by Schein of MGI's out-of-pocket expenses for such materials.

12.5 No Compensation.  The parties agree that, subject to the above provisions
     ---------------
of Section 12.4, and without prejudice to any other remedies at law or in equity that either party may have in respect of any breach of this Agreement, neither party shall be entitled to or claim that it is entitled to any consequential or incidental damages as a result of or arising out of any termination in accordance with this Article 12, whether claimed as loss of good will, foregone profits, lost investments, or otherwise.

ARTICLE 13     GENERAL PROVISIONS
               ------------------

13.1 Entire Agreement.  This Agreement constitutes the entire agreement of the
     ----------------
parties with respect to the subject matter hereof and thereof and supersede all the parties' previous correspondence, term sheets, understandings, agreements and representations, oral or written, including the Confidential Disclosure Agreement.

13.2 LIMITATION OF LIABILITY.  EXCEPT AS PROVIDED IN SECTIONS 2.1, 2.2, ARTICLE
     -----------------------
10 OR IN THE EVENT OF A MATERIAL BREACH BY EITHER PARTY OF THE LIMITATIONS SET FORTH IN ARTICLE 11 ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS, EXPENSE OR DAMAGE ARISING OUT OF OR RESULTING FROM THIS AGREEMENT OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGES.

13.3 Assignment.  Neither party shall assign or otherwise transfer its rights or
     ----------
obligations under this Agreement except with the prior written consent of the other party; provided that no such consent for a transfer to an entity shall be required and all rights and obligations arising hereunder shall inure to the benefit of that entity if it is (a) an Affiliate of either party, (b) the successor in interest of one party by reason of sale, merger or operation of law, or (c) has acquired all or substantially all of the assets and business of a party.

13.4 Amendment.  This Agreement may not be modified or amended, in whole or in
     ---------
part, except by a written agreement signed by both parties.

13.5 Severability.  If one or more of the provisions of this Agreement is
     ------------
subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the parties and to achieve the economic effects originally intended by the terms hereof.

13.6 Notices.  Except as may be otherwise provided in this Agreement, any
     -------
notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) by express mail or a reputable courier at the addresses set forth below or to any other address that a party specifies in writing:

          If to MGI:          MGI PHARMA, INC.
                              300E Opus Center
                              9900 Bren Road East
                              Minnetonka, MN 55343-9667
                              Attn:  Lori-jean Gille, Vice President,
                                     General Counsel
                              Facsimile:  (612) 935-0468

          With copy to:       Dorsey & Whitney LLP
                              Pillsbury Center South
                              220 South Sixth Street
                              Minneapolis, MN 55402
                              Attn:  Karin A. Keitel
                              Facsimile:  (612) 340-8827

          If to Schein:       Schein Pharmaceutical, Inc.
                              100 Campus Drive
                              Florham Park, NJ 07932
                              Attn:  President, Retail and
                              Specialty Products Division
                              Facsimile: (201) 593-5820

          With copy to:       Schein Pharmaceutical, Inc.
                              100 Campus Drive
                              Florham Park, NJ 07932
                              Attn:  General Counsel
                              Facsimile: (201) 593-5820

13.7 Waiver.  Either party's failure or delay in exercising any remedy for
     ------
default shall not be deemed a waiver of that or any subsequent default of that provision or of any other provision hereof.

13.8  Counterparts.  This Agreement shall be executed in two (2) or more
      ------------
counterparts, each of which shall be deemed an original.

13.9  Governing Law.  This Agreement shall be governed by, and interpreted and
      -------------
construed in accordance with, the laws of the State of New York, excluding its choice of law rules.

13.10 Force Majeure.  If performance of this Agreement or of any obligation
      -------------
hereunder (except payment of monies due) is prevented, restricted or interfered with by: fire or other casualty or accident; strikes or labor disputes; war or other violence; unavailability of or delays in procuring materials, power or supplies; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental or intergovernmental agency or body; or any other act or condition whatsoever beyond the reasonable control of the party affected thereby, the party so affected shall be excused from such performance during the time such prevention, restriction or interference persists so long as such party takes all actions available to it to limit the duration of such prevention, restriction or interference.

13.11 Relationship.  The parties are independent contractors and shall not
      ------------
be deemed to have formed any partnership, joint venture or other relationship. Neither party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MGI PHARMA, INC.                           SCHEIN PHARMACEUTICAL, INC.


By  /s/ Charles N. Blitzer                 By /s/ Michael D. Casey
  --------------------------------------     -------------------------------
    Charles N. Blitzer                        Michael D. Casey
    President and Chief Executive Officer     President, Retail and Specialty
                                              Products Division

                                   EXHIBIT A

          DETAILING REQUIREMENTS AND TARGETED ACCOUNTS AND PHYSICIANS

1.   Annual Detailing Requirements:

          *** details to the Accounts and Physicians

          At least *** of the required detail calls shall be made in the primary position to those Accounts and Physicians which the Committee determines may have a high potential for prescribing the Product in the Field.

2.   Accounts and Physicians (including list of high potential prescribers)

          [To be determined by the Committee]

3.   Dedicated Cancer Centers

          [To be determined by the parties]


*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                  EXHIBIT B -- COMPLAINT HANDLING PROCEDURES

   The purpose of this appendix is to establish written procedures for the communication and processing of Product complaints received by MGI. Acting in accord with this Agreement will facilitate compliance with Federal Requirements as set forth in 21 CFR 211.198 (complaint files) and 21 CFR 310.305/21 CFR 314.80 (postmarketing reporting of adverse drug reactions).

   A.  Complaint Reporting:
1. Complaints reported directly to MGI will be forwarded to the Supervisor of Clinical Affairs at Schein; MGI may, at its option, forward summarized reports or reports in complete form.
2. All adverse drug experience complaints reported to MGI will be communicated to Schein within three working days of report receipt. Schein will be responsible for completion and submission to the Food and Drug Administration of Form FDA-3500A where appropriate.
3. Complaint reports which may meet NDA-Field Alert Report Criteria [21 CFR 314.81(b)(1)] will be promptly communicated to Schein, enabling FDA notification by Schein within three working days. Schein will advise MGI of NDA Field Alert Report submission and forward a copy of any such report to the Complaint Coordinator (see A.1 above) of MGI.

   B.  Complaint Investigation:
1. Schein will investigate all complaints, including complaints associated with Product's active or inactive ingredients, container/closure system, general Product quality, distribution or handling.

   C.  Communications with Complainant:
1. Schein will be responsible for review of complaint evaluation information and preparation of a written response.
2. In situations requiring submission of adverse drug experience reports, Schein will be responsible for any follow-up communications which may be required in order to facilitate timely completion and submission of FDA Form-3500A's.

D. Product Recall:
1. In carrying out a recall, both parties will fully cooperate in notifying customers to follow instructions agreed upon by the parties.

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                                   EXHIBIT C

                 FORM OF MGI REPORT ON PROMOTIONAL ACTIVITIES

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